                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                       Commission File Number 333-03084
                                                              333-03084-01
                                                             -------------------


                      RIFKIN ACQUISITION PARTNERS, L.L.C.
                     RIFKIN ACQUISITION CAPITAL CORPORATION
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            (Exact name of registrant as specified in its charter)

 12444 Powerscourt Drive, Suite 100, St. Louis, Missouri 63131  (314) 965-0555
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   11-1/8% Senior Subordinated Notes due 2006
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           (Title of each class of securities covered by this Form)

                                      None
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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)



Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)    [ ]          Rule 12h-3(b)(1)(i)       [ ]
        Rule 12g-4(a)(1)(ii)   [ ]          Rule 12h-3(b)(1)(ii)      [ ]
        Rule 12g-4(a)(2)(i)    [ ]          Rule 12h-3(b)(2)(i)       [ ]
        Rule 12g-4(a)(2)(ii)   [ ]          Rule 12h-3(b)(2)(ii)      [ ]
                                            Rule 15d-6                [X]



Approximate number of holders of record as of the certification or notice date:

                                       1
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Pursuant to the requirements of the Securities Exchange Act of 1934 RIFKIN
ACQUISITION PARTNERS, L.L.C. and RIFKIN ACQUISITION CAPITAL CORPORATION has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: October 28, 1999                By: RIFKIN ACQUISITION PARTNERS, L.L.C.
      ------------------------------      (Registrant)

                                          By: /s/ Marcy A. Lifton
                                          ------------------------------------
                                          Marcy A. Lifton, Vice President

                                          RIFKIN ACQUISITION CAPITAL CORPORATION
                                          (Registrant)
                                          By: /s/ Marcy A. Lifton
                                          -----------------------
                                          Marcy A. Lifton, Vice President